Exhibit 99.1

Obagi Medical Products Reports Third Quarter 2012 Earnings; Company Provides Update to Key Initiatives

--Conference Call To Be Held at 4:30 PM EDT Today--

LONG BEACH, Calif.--(BUSINESS WIRE)--November 1, 2012--Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported financial results for the third quarter and nine months ended September 30, 2012.

For the third quarter of 2012, net sales rose to $29.1 million from $28.1 million for the third quarter of 2011, benefiting from higher license fees and international sales. The Company also continued to see progress from its re-introduction of hydroquinone products into Texas, which commenced in May 2012.

Net income for the third quarter of 2012 was $3.0 million, or $0.16 per diluted share, and included approximately $1.7 million (or an impact of $0.06 per diluted share) of pre-tax charges for the development of the Company’s e-commerce and other growth initiatives, as previously announced. This compared with net income of $4.4 million, or $0.24 per diluted share, a year ago.

Operating expenses for the third quarter of 2012 were $18.2 million, compared with $15.6 million for the same period last year, primarily due to the investments in e-commerce and other growth initiatives.

Gross margin for the third quarter of 2012 was 79.8%, compared with 79.9% a year ago.

Additional developments of the third quarter and to date included the following:

  Purchased, in the open market, 1.5 million shares of the Company’s common stock for $19.8 million, reducing the total shares outstanding by 8% to 17.4 million. This was completed under an October 2010 Board-authorized repurchase program as amended in March 2012. There is approximately $10.2 million of remaining capacity for future repurchases in the current authorization.
  During October, entered into a settlement with its insurers related to the reimbursement of legal and other related fees in connection with the Zein Obagi litigation. The settlement was for $14.0 million and the Company’s portion was $8.4 million as the matter was handled on a contingency-fee basis. The $8.4 million benefit will be recorded during the fourth quarter within the operating expense section of the income statement.
  Amended its bylaws to adopt a majority vote requirement in the uncontested election of directors, consistent with other recent company adoptions and ISS data.

Al Hummel, the Company’s President and CEO, stated, “While the third quarter is seasonally our slowest period, we delivered net sales growth primarily as a result of the launch of three new products in Japan by our partner Rohto, which drove international sales growth of 26 percent for the quarter.

“A critical growth initiative for us is our e-commerce strategy, which we believe will strengthen and enhance our physician-dispensed brand business as well as greatly broaden the target audience of new Obagi end-users. We remain enthusiastic about this program’s potential for accelerating our long-term growth. However, this is a significant undertaking and we have learned a lot from discussion with our customers and our analysis of potential regulatory and legal considerations associated with the introduction of this strategy. Consequently, we are adjusting our original timeline for launching the platform to select beta sites from year end 2012 to the second quarter of 2013. This will lay the groundwork for growth rates more reflective of our Company’s valuable brand assets. Between discussions with our physicians and studying the hundreds of internet sites currently selling product, I believe we have demonstrated that not only does the internet market exist, but we have the opportunity to better control this market to the benefit of our physicians and the Company.

“With respect to our product development activities, this month we will be introducing a new moisturizer domestically. We believe there is pent-up demand for such a skin care solution as it will provide an important complement to our existing product portfolio, and features innovative technology. Importantly, this new moisturizer will be the first of at least four new products we plan to launch in the next year,” said Mr. Hummel.

For the Nine Months Ended September 30, 2012 Compared to a Year Ago:

  Net sales were $90.4 million, up 8.3% from $83.5 million. Domestic sales rose 6.0% and international sales including license fees, rose 19.9%.
  Gross margin was 79.8% versus 78.9% a year ago.
  Net income totaled $9.4 million, or $0.50 per diluted share, compared with $4.9 million, or $0.26 per diluted share, a year ago.
  Pre-tax charges of $4.2 million (or an impact of $0.13 per diluted share) were incurred for the development of the Company’s e-commerce and other growth initiatives. Also incurred were $2.6 million of software development, leasehold improvements and other capitalized costs.

2012 Fourth Quarter and Full Year Financial Guidance

Today the Company provided an update to its guidance for the fourth quarter and full year 2012 as follows: Fourth quarter 2012 net sales of between $29.0 and $30.0 million and diluted earnings per share of between $0.12 and $0.13, excluding the insurance settlement. For full year 2012, net sales are expected to be between $119.5 million and $120.5 million and diluted earnings per share between $0.62 and $0.63, excluding the insurance settlement. Inclusive of the insurance settlement, diluted earnings per share will be between $0.42 and $0.43 for the fourth quarter and between $0.90 and $0.91 for the year. Please refer to the reconciliation table attached.

These estimates take into consideration the following expectations:

  Continuation of the current economic environment;
  The Company continuing to reduce sales to customers that supply products to unauthorized discounted internet sites or who sell our products on line at deep discounts, as assumed in the original guidance;
  Total 2012 investments associated with establishing the Company’s e-commerce and other growth initiatives will amount to approximately $6.2 million, which is down from earlier estimates of $8.0 million, due to the extension of the timeline for completion of the e-commerce project;
  The R&D tax credit extension passes Congress yielding an annual tax rate of 37.5%, also assumed in the original guidance. If the R&D tax credit extension doesn’t pass Congress, earnings per share will be negatively impacted by approximately $0.02 to $0.03 per diluted share; and
  This guidance also assumes diluted shares of 17.6 million for the fourth quarter.

The original guidance given in March 2012 was net sales in the range of $119.0 to $124.0 and earnings per share of between $0.58 and $0.62 per diluted share.

Conference Call Information

The Company will host a conference call and webcast today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). Investors interested in participating in the live call can dial 877-407-9039 from the U.S. International callers can dial 201-689-8470. A telephone replay will be available approximately two hours after the call concludes through Thursday, November 15, by dialing 877-870-5176 from the U.S., or 858-384-5517 for international callers, and entering replay pin #401698.

There also will be a simultaneous webcast available on the Investor Relations section of the Company’s web site at www.obagi.com. For those unable to participate during the live broadcast, the webcast will be archived for 30 days.

About Obagi Medical Products, Inc.

Obagi Medical Products is a specialty pharmaceutical company that develops, markets and sells, and is a leading provider of, proprietary topical aesthetic and therapeutic prescription-strength skin care systems in the physician-dispensed market. Using its Penetrating Therapeutics™ technologies, Obagi Medical’s products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including premature aging, photodamage, hyperpigmentation (irregular or patchy discoloration of the skin), acne, sun damage, rosacea, and soft tissue deficits, such as fine lines and wrinkles. Obagi Medical’s portfolio, which includes cosmetic, over-the-counter and prescription products, including 4% hydroquinone, is sold and promoted only through physician offices and requires education by a physician on proper use. Obagi’s skin care products include: Obagi Nu-Derm®, Obagi-C® Rx (a prescription-strength vitamin C and hydroquinone system), Obagi® Professional-C (a line of highly stable vitamin C serums), Obagi Condition &Enhance® for use with cosmetic procedures to enhance patient outcomes and satisfaction, Obagi ELASTIderm® Eye Treatments and Obagi CLENZIderm® M.D. acne therapeutic systems, a formulation of Obagi CLENZIderm M.D. Systems for normal to dry skin, and Obagi ELASTIderm Décolletage System, Obagi Rosaclear® System, Obagi ELASTILash® Eyelash Solution, Obagi Blue Peel RADIANCE®, and Nu-Derm® Sun Shield SPF 50. Visit http://www.obagi.com for information.

Forward Looking Statements

There are forward-looking statements contained in this press release and the related investor conference call that can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the success of our e-commerce initiative, current condition of, and potential further deterioration in, the global economy, intense competition our products face and will face in the future, the level of market acceptance of our products, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products or on our results of operations, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the state or federal regulatory environment governing our products changes and whether we effect the repurchase of any shares. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The forward-looking statements in this release and the related investor conference call speak only as of the date they are made and Obagi Medical Products does not intend to update this information.

Penetrating Therapeutics is a trademark, and Obagi, the Obagi logo, Blue Peel RADIANCE, Condition & Enhance, ELASTIderm, ELASTILash, Nu-Derm, Obagi-C, Obagi CLENZIderm and Rosaclear are registered trademarks, of Obagi Medical Products, Inc. and/or its affiliates in the United States and certain other countries.

Obagi Medical Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2012	2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$21,491	$35,049
Accounts receivable, net	21,379	20,985
Inventories, net	6,798	4,389
Prepaid expenses and other current assets	8,175	6,048
Total current assets	57,843	66,471
Property and equipment, net	5,017	2,841
Goodwill	4,629	4,629
Intangible assets, net	3,118	3,538
Other assets	364	172
Total assets	$70,971	$77,651

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,071	$7,216
Current portion of long-term debt	11	9
Accrued liabilities	7,712	7,065
Total current liabilities	14,794	14,290
Long-term debt	11	13
Other long-term liabilities	2,382	2,476
Total liabilities	17,187	16,779
Commitments and contingencies
Stockholders' equity
Common stock, $.001 par value; 100,000,000 shares authorized, 23,297,165 and 23,066,707 shares issued and 17,413,304 and 18,682,721 shares outstanding at September 30, 2012 and December 31, 2011, respectively	23	23
Additional paid-in capital	67,111	63,796
Retained earnings	46,779	37,401
Treasury stock, at cost; 5,867,941 and 4,367,941 shares at September 30, 2012 and December 31, 2011, respectively	(60,129)	(40,348)
Total stockholders' equity	53,784	60,872
Total liabilities and stockholders' equity	$70,971	$77,651

Obagi Medical Products, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net sales	$29,148	$28,112	$90,407	$83,501
Cost of sales	5,892	5,654	18,300	17,646
Gross profit	23,256	22,458	72,107	65,855
Selling, general and administrative expenses	17,752	15,091	55,003	56,709
Research and development expenses	493	518	1,570	1,337
Income from operations	5,011	6,849	15,534	7,809
Interest income	15	10	50	21
Interest expense	(19)	(24)	(59)	(119)
Income before provision for income taxes	5,007	6,835	15,525	7,711
Provision for income taxes	1,981	2,390	6,147	2,786
Net income and comprehensive income	$3,026	$4,445	$9,378	$4,925

Net income attributable to common shares
Basic	$0.16	$0.24	$0.50	$0.26
Diluted	$0.16	$0.24	$0.50	$0.26

Weighted average common shares outstanding
Basic	18,350,703	18,599,644	18,601,102	18,557,381
Diluted	18,500,923	18,678,787	18,730,565	18,648,367

Segment Information (Dollars in Thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net sales by segment
Physician-dispensed	$27,586	$27,245	$86,776	$80,422
Licensing	1,562	867	3,631	3,079
Net sales	$29,148	$28,112	$90,407	$83,501

Gross profit by segment
Physician-dispensed	$21,693	$21,593	$68,480	$62,786
Licensing	1,563	865	3,627	3,069
Gross profit	$23,256	$22,458	$72,107	$65,855

Geographic information
United States	$23,693	$23,771	$74,141	$69,938
International	5,455	4,341	16,266	13,563
Net sales	$29,148	$28,112	$90,407	$83,501

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net sales by product line
Physician-dispensed
Nu-Derm	$14,679	$14,917	$45,990	$44,071
Vitamin C	4,260	4,016	13,745	11,870
Elasticity	3,371	3,147	10,674	8,735
Therapeutic	1,803	1,546	5,317	4,374
Other	3,473	3,619	11,050	11,372
Total	27,586	27,245	86,776	80,422
Licensing	1,562	867	3,631	3,079
Total net sales	$29,148	$28,112	$90,407	$83,501

Reconciliation between GAAP and non-GAAP measures is included below:

	December 31, 2012
	Three Months Ended		Year Ended

Adjustments to forward-looking GAAP earnings per share:
a) Insurance settlement		$(8,400)		$(8,400)
b) Non-GAAP income tax expense at 37.5%		3,150		3,150
Non-GAAP net income adjustment		$(5,250)		$(5,250)

Non-GAAP net income adjustment per share:
Diluted		$(0.30)		$(0.28)

Shares used in computing Non-GAAP per share amounts:
Diluted		17,600,000		18,500,000

Forward-looking GAAP earnings per share guidance:	$0.42	$0.43	$0.90	$0.91
Non-GAAP net income adjustment per share	(0.30)	(0.30)	(0.28)	(0.28)
Forward-looking Non-GAAP earnings per share guidance:	$0.12	$0.13	$0.62	$0.63

CONTACT:
Obagi Medical Products, Inc.
Preston Romm, 562-628-1007
CFO, EVP of Finance, Operations and Administration
or
Mark Taylor, 562-628-1007
SVP, Corporate Development and Investor Relations